Exhibit 99.1

Dollar Tree, Inc. Appoints Conrad M. Hall As A New Independent Director

CHESAPEAKE, Va. – January 20, 2010 – Macon F. Brock, Jr., Chairman of the Board of Dollar Tree, Inc. (NASDAQ: DLTR), announced that Conrad M. Hall has been appointed to its Board of Directors.

Mr. Hall was the President and Chief Executive Officer of Dominion Enterprises, a leading media and marketing information services company, until his retirement in 2009, after nearly forty years in the broadcasting, news, and information industry.  Mr. Hall received a BS in Engineering from the Virginia Military Institute and a MBA from the Darden School of the University of Virginia.

An active community leader, Mr. Hall has been deeply involved in promoting education initiatives.  He serves on the Board of Directors of many organizations, including the ACCESS College Foundation, Old Dominion University, Norfolk Academy, and the VMI Foundation, Inc.

"The Board is excited to welcome a person of Conrad’s character and professional expertise," Brock commented.  "He is a proven leader with a strong background in business. We look forward to his contributions in the board room."

Dollar Tree, a Fortune 500 Company, is the nation's leading operator of discount variety stores selling everything for $1 or less.  To learn more about the Company, visit www.DollarTree.com.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com